                                            REGISTRATION STATEMENT NO. 333-51853
                                                 FILED PURSUANT TO RUE 424(B)(3)



                           UNAPIX ENTERTAINMENT, INC.

                                SUPPLEMENT NO. 1
                             DATED NOVEMBER 9, 1999
                                       TO
                          PROSPECTUS DATED MAY 5, 1998


     Terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Prospectus, dated May 5, 1998.

     The following entities, listed as the Selling Security Holders, have done one or more of the following (i) transferred all or part of their Derivative Securities pursuant to which they were to acquire the shares of common stock to be offered by them pursuant to the Prospectus, (ii) acquired additional Derivative Securities, and accordingly shares to be offered pursuant to the Prospectus, from other Selling Security Holders or (iii) have merged with other entities: Forest Alternative Strategies Fund II A5M; Forest Alternative Strategies Fund II, L.P., Series GA5T; Forest Global Convertible Fund, Series A-5; Forest Global Convertible Fund, Series A-1; Forest Performance Fund; Forest Greyhound; Fox Family Portfolio Partnership; Fox Family Foundation; Forest Alternative Strategies Fund II, L.P., Series B-3; Forest Global Convertible Fund, Series B-1; Forest Global Convertible Fund, Series B-2; Forest Global Convertible Fund, Series GB3F; Forest Global Convertible Fund, Series B-5; Highview SSFI Fund, LDC; Raphael, L.P.; Medici Partners, L.P.; Ramius Fund, Ltd.; Triton Capital Investments, Ltd.; JMG Capital Partners, L.P.; Commonwealth Life Insurance Company; and Reserve Convertible Securities Fund c/o New Vernon Advisors, Inc.

In addition, the Company has repurchased a portion of the transferees' Derivative Securities.

As a result of such transfers, mergers and repurchases, the information set forth in the original Prospectus regarding such entities is hereby amended in its entirety by the information set forth below:

                                         Common Stock              Shares         Number of  Shares          Percent of Shares
                                       Beneficially Owned        that may be      Beneficially Owned         Beneficially Owned
                                    Prior to the Offering (1)     Offered        After the Offering(1)       After the Offering
                                    -------------------------     -------        ---------------------       ------------------
Forest Fulcrum Fund, L.P. (2)       160,466                      160,466                -                               -

Forest Alternative Strategies
Fund Series 2A5I (2)                 10,488                       10,488                -                               -





                                         Common Stock              Shares         Number of  Shares          Percent of Shares
                                       Beneficially Owned        that may be      Beneficially Owned         Beneficially Owned
                                    Prior to the Offering (1)     Offered        After the Offering(1)       After the Offering
                                    -------------------------     -------        ---------------------       ------------------
Forest Alternative Strategies
Fund Series 2A5M (2)                  6,293                       6,293                 -                               -

Forest Global Convertible
Fund Series A-5 (2)                 224,442                     224,442                 -                               -

LLT LTD (2)                           8,391                       8,391                 -                               -

Sound Shore Opportunity
Holding Fund                         52,440                      52,440                 -                               -

JMG Convertible
Investments, L.P.                   104,880                     104,880                 -                               -

Forum Capital Markets, L.L.C.        57,599                      57,599                 -                               -

Monumental Life Insurance
Company                             104,880                     104,880                 -                               -

RCG Multi-Strategy, L.P.   (3)       62,928                      62,928                 -                               -

American Masters Fund/AG
Absolute Return Series (3)           10,488                      10,488                 -                               -

Batrus and Co.                      107,858                     107,858                 -                               -

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     * less than 1%

     1. The amount and percentage of shares of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days.

     2. These entities are each managed by Forest Investment Management, L.P.

     3. Angelo, Gordon & Co., L.P. controls these entities as well as Michaelangelo, L.P., and Ramius Securities, L.L.C., which are also Selling Security Holders.